Exhibit 5.1

[Conyers Dill & Pearman Opinion]

25 May 2004

Foster Wheeler Ltd.	DIRECT LINE:	441-299- 4943
Perryville Corporate Park	E-MAIL:	ajdickson@cdp.bm
Clinton, New Jersey 08809-4000	OUR REF:	AJD/nad/376559/d.111832
U.S.A.	YOUR REF:

Dear Sirs

Foster Wheeler Ltd. (the "Company")

We have acted as special legal counsel in Bermuda to the Company in connection with a registration statement on form S-4, as amended (Registration No. 333-107054) as filed with the U.S. Securities and Exchange Commission (the "Commission") on 25 May, 2004 (the "Registration Statement", which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the U.S. Securities Act of 1933, as amended, (the "Securities Act") of an aggregate of 99,768,745 common shares, par value US$1.00 per share of the Company (the "Common Shares"), an aggregate of 1,074,811.74 Series B Convertible Preferred Shares, par value US$1.00 per share of the Company, the terms of which (the "Terms") are to be substantially as set forth in the Certificate of Designation (the "Certificate of Designation") filed as Exhibit 4.20 to the Registration Statement (the "Preferred Shares" and together with the Common Shares, the "Shares"), an aggregate of US$150 million of Foster Wheeler LLC ("FWLLC")'s Fixed Rate Senior Secured Notes due 2011, Series A to be issued pursuant to an indenture (the "Indenture") to be entered into among FWLLC, the Company, Foster Wheeler Holdings Ltd. ("FW Holdings") the other subsidiary guarantors named therein and Wells Fargo Bank, National Association as trustee (the "Notes"), and of certain guarantees of the Notes, including guarantees of the Notes given by the Company and FW Holdings in the Indenture.

        For the purposes of giving this opinion, we have examined a copy of the Registration Statement and a facsimile copy of the form of the Indenture (which together with the Registration Statement, are referred to herein as the "Documents"). We have also reviewed the memorandum of association and the bye-laws of the Company and of FW Holdings, each certified by the respective Secretary or Assistant Secretary of such companies, on 23 April, 2004, copies of resolutions adopted by the boards of directors of the Company and FW Holdings, on 28 April, 2004, certified by the respective Secretary of such companies on 28 April, 2004 (collectively, all such resolutions the "Resolutions"), a copy of a letter to the Company from the Bermuda Monetary Authority dated 18 September, 2003 (the "BMA Permission") granting permission for the issue and transferability of the Company's shares, subject to the conditions set out therein and such other documents and made such enquires as to questions of law as we have deemed necessary in order to render the opinion set forth below.

        We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the capacity, power and authority of each of the parties to the Indenture, other than the Company and FW Holdings, to enter into and perform its respective obligations under the Indenture, (d) the due execution of the Indenture by each of the parties thereto, other than the Company and FW Holdings and the delivery thereof by each of the parties thereto, (e) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (f) the accuracy and completeness of all factual representations made in the Documents and other documents reviewed by us, (g) that the Resolutions remain in full force and effect and have not been rescinded or amended, (h) that the Certificate of Designation will become effective as contemplated by the Resolutions prior to the issue of any of the Preferred Shares, (i) the validity and binding effect under the laws of the State of New York (the "Foreign Laws") of the Indenture in accordance with its terms, (j) that none of the parties to the Indenture has carried on or will carry on activities, other than the performance of its obligations under the Indenture, which would constitute the carrying on of investment business in or from Bermuda and that none of the parties to the Indenture, other than the Company and FW Holdings, will perform its obligations under the Indenture in or from Bermuda, (k) that on the date of entering into the Indenture and issuing the Shares each of the Company and FW Holdings will be, and after entering into the Indenture and after the Company has issued the Shares will be, able to pay their liabilities as they become due, (l) the boards of directors of the Company and FW Holdings acted in the best interests of the Company and FW Holdings, respectively, in authorising the entry into and execution on behalf of the Company and FW Holdings, respectively, of the Indenture and the Board of Directors of the Company acted in the best interests of the Company in authorizing the issue of the Shares, (m) that, upon issue of any Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof, (n) that at the time the Shares are issued, a class of shares of the Company are (X) listed on an "appointed stock exchange" as defined in the Companies Act 1981 of Bermuda, or (Y) quoted in the "Pink Sheets" (an electronic inter-dealer quotation medium for the buying and selling of securities by market makers and brokers), or (Z) quoted on the OTC Bulletin Board, being the requirements of the BMA Permission, (o) that the Board of Directors of the Company has exercised the power to issue the Shares on the terms contemplated by the prospectus contained in the Registration Statement for a proper purpose.

        The obligations of the Company and FW Holdings, respectively, under the Documents to which they are party (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidations, possessory liens, rights of set off, reorganisation, amalgamation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors, (b) will be subject to statutory limitation of the time within which proceedings may be brought, (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available, (d) may not be given effect to by a Bermuda court, whether or not it was applying the Foreign Laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages. Notwithstanding any contractual submission to the jurisdiction of specific courts, a Bermuda court has inherent discretion to stay or allow proceedings in the Bermuda courts.

        We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda.

        On the basis of and subject to the foregoing, we are of the opinion that:

1.
Each of the Company and FW Holdings is duly incorporated and existing under the laws of Bermuda in good standing, meaning solely that such company has not failed to make any filing with any Bermuda government authority or to pay any Bermuda government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda.

2.
When issued and paid for as contemplated by the Registration Statement, the Shares will be validly issued, fully paid and non-assessable which term, for purposes of this opinion, means solely that no further sums are required to be paid by the holders thereof in connection with the issue of the Shares.

3.
Each of the Company and FW Holdings, respectively, has taken all corporate action required to authorise its execution, delivery and performance of the Indenture.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions "Legal Matters" and "Enforcement of Civil Liabilities" in each prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully
CONYERS DILL & PEARMAN
/s/ CONYERS DILL & PEARMAN